SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 12, 2012

Health Enhancement Products, Inc.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-30415	87-0699977
(Commission File Number)	(I.R.S. Employer Identification No.)

7 West Square Lake Rd., Bloomfield Hills, MI	48302
(Address of Principal Executive Offices)	(Zip Code)

(248) 452 9866
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

      .

communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .

material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

As disclosed in Form 8-K Current Reports filed December 20, 2011 and January 6, 2012, Health Enhancement Products Inc. (the “Company”) has revamped its management team, bringing in a new director, President and CFO.  Andrew Dahl, the Company’s new President, was the lead consultant at Great Northern & Reserve Partners, the Company’s former business consultant.

The Company’s new management team has been assessing the Company’s business strategy and certain of its contractual relationships in the context of the regulatory environment in which the Company is currently operating.  Based on this review, the Company has determined to move forward with a research-based product development program. In connection with its assessment, the Company has determined that there have been multiple material breaches by Zus Health, LLC (as well as its purported assignee) of its License Agreement with the Company dated September 2, 2010.  Accordingly, the Company has served notice of these material breaches upon Zus and its purported assignee.  The Company does not believe that it can cost effectively sell and distribute its current product given regulatory and production considerations.  Accordingly, the Company intends to implement a research-based product development program, as more fully explained below.

The Company is committed to evolving new products, derived from its portfolio of bioactive natural isolates (groups of related molecules).  The Company anticipates that these products will be better suited for large-scale production and compliance with new and anticipated federal regulations for dietary supplements, food ingredients and medical applications. New research indicates that production technologies previously developed by others can be adapted to make more product with improved consistency and greater positive benefits, all at lower cost. Accordingly, the Company believes it inadvisable to expend more money and time on the current production methodology, given the complexity of the process and the cost of production and compliance. The Company will pursue product development strategies based on ongoing research conducted at contracted research facilities.

The plan embodies a new business model for the Company – instead of attempting to generate revenue and profit from the sale of a single product for individual use, the Company intends to derive its future income from licensing or selling natural bioactive ingredients, derived from its algae cultures, to much larger, better-financed food, dietary supplement and medical food manufacturers.

The Company anticipates income streams will be generated from (i) royalties and option payments for licensed natural bioactive ingredients and (ii) bulk sales of such ingredients to food, dietary supplement and medical food processors and/or marketers. The Company expects contract ingredient manufacturers will produce these bulk ingredients for sale by the Company.

This strategy should allow the Company to drive revenue without sizeable capital outlays, facility build-outs, large staffs and the attendant increases in execution risk. The largest anticipated expenses would be research and product development. The Company could use its existing facility in Arizona as a source for research feedstock and clinical studies.  This overall approach would enable the Company to contain its overhead. Under this new business strategy, the Company is expected to become in essence a licensor of intellectual property on a larger scale, and not a producer of natural products to be sold one bottle at a time. The loss in revenue from sales of existing product is inconsequential. In general, in any given month, less than $10,000 worth of goods was sold, while the Company generated approximately $100,000 in negative operating cash flows.

Finally, the Company is also investigating the potential for synthetic molecules derived from the natural bioactive isolates. These synthetic molecules have the potential to be licensed or sold as lead compounds for new drug development programs conducted by others. However, this is a long-term proposition where any possible revenues, as significant as they might be, must be discounted against very long developmental lead times and the possibility of failure in a future clinical trial. In spite of these risks, subject to the receipt of necessary funding, which the Company does not currently have, the Company intends to proceed with a synthetic program because the potential revenues from a successful drug development are large.

In summary, although the change of business model will affect revenues, such revenues have been inconsequential. Instead of continuing the a business model which has generated substantial operating losses over a number of years, the Company is reoriented into an exclusive R&D mode with anticipated future revenues to be generated through licensing of intellectual property and reselling of licensed, contract manufactured ingredients.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2012	HEALTH ENHANCEMENT PRODUCTS, INC.

By /s/Philip M. Rice, II
Philip M. Rice, II, Chief Financial Officer

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